Exhibit 99.1

iMedia Brands Appoints Jill Krueger to its Board of Directors

MINNEAPOLIS, MN – September 16, 2019 – iMedia Brands, Inc. (NASDAQ: IMBI) announced the appointment of Jill Krueger to its board of directors, effective today. Ms. Krueger will also serve as chair of the board’s audit committee. The Company also announced the resignation of Neal Grabell from its board of directors.

Krueger has served as the president and CEO of Symbria, Inc., located in Warrenville, Illinois, since it was founded in 1995. Symbria is a leading national developer and provider of innovative, outcome-driven programs that enhance the lives of the geriatric population. Prior to joining Symbria, she was a partner at KPMG LLP, an international accounting firm. Ms. Krueger is a Certified Public Accountant and a Certified Management Accountant, and she is experienced in corporate governance, having served as a director of two publicly-traded boards, six privately held for-profit or limited liability company boards, and three nonprofit boards.

"On behalf of iMedia Brands, I wish to thank Neal for his many contributions to our board of directors and we wish him well in his future,” said Landel Hobbs, iMedia’s chairman. “We also welcome Jill to our board and are confident that her diverse experience and financial expertise will prove to be a great asset for iMedia Brands.”

Krueger currently serves on the board of publicly traded Capital Senior Living and is also a member of the compensation committee and serves as the chair of the audit committee.

About iMedia Brands, Inc.

iMedia Brands, Inc. (NASDAQ: IMBI) is a global interactive media company that manages a growing portfolio of niche, lifestyle television networks and web service businesses, primarily in North America, for both English speaking and soon Spanish speaking audiences and customers. Its brand portfolio spans multiple business models and product categories and includes ShopHQ, iMedia Web Services and soon to be launched Bulldog Shopping Network and LaVenta Shopping Network.

Please visit www.imediabrands.com for more investor information.

Contacts:

Media:
Elizabeth Buhn
press@imediabrands.com

(952) 943-6646

Investors:
Michael Porter
mporter@imediabrands.com
(952) 943-6517